Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Great Plains Energy Incorporated of our reports dated February 24, 2016, relating to the consolidated financial statements and financial statement schedule of Westar Energy, Inc. and subsidiaries, and the effectiveness of Westar Energy Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Westar Energy, Inc. for the year ended December 31, 2015, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Kansas City, Missouri

July 13, 2016